CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts” and “Selected Financial Data” and to the use of our report dated June 18, 2004, on AEROTELESIS INC. financial statements for the year ended March 31, 2004 included in the Registration Statement (Form SB-2, NO. 333-126137) and related Prospectus of AEROTELESIS INC. dated March 14, 2006.

/s/ Clyde Bailey P.C.
San Antonio, Texas
March 14, 2006